Exhibit 99.1

Liberty Global Reports Q3 & YTD 2014 Results
Record Q3 Subscriber Growth of 344,000, 928,000 YTD
Rebased OCF Growth of 5% in Q3 and 6% YTD
YTD Adjusted Free Cash Flow of $1.4 Billion, Up 45%1
Completed Tender Offer for Ziggo
Denver, Colorado November 5, 2014: Liberty Global plc ("Liberty Global" or the "Company") (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the three months ("Q3") and nine months ("YTD") ended September 30, 2014. Certain of the information concerning Virgin Media Inc. ("Virgin Media") relates to the period prior to our ownership of the business. Please also note that we sold substantially all of our legacy content business on January 31, 2014 (the "Chellomedia Sale") and, accordingly, we have presented the disposed business as a discontinued operation for all periods presented. Highlights for the 2014 periods as compared to the same periods in 2013 (unless noted) include:
•YTD Organic RGU2 additions of 928,000, including 344,000 in Q3
◦Strongest Q3 broadband additions on record and lowest Q3 video attrition in 7 years
◦Enhancing customer experience with mobile, WiFi, Horizon Go and MyPrime services
•YTD revenue of $13.6 billion; YTD and Q3 rebased revenue growth3 of 3%
◦Growth driven by broadband internet, supported by mobile and B2B growth
•YTD OCF4 of $6.4 billion, reflecting rebased YTD and Q3 growth of 6% and 5%, respectively
◦U.K., Germany and Chile led our Q3 rebased growth
•Operating income of $2.0 billion YTD, a 31% increase
•Adjusted Free Cash Flow ("FCF") increased 45%1 on a combined basis to $1.4 billion YTD
◦Includes $321 million in Q3 2014, a 66% year-over-year increase
•Ziggo tender offer completed, will own 100%
•Expect to restart our share repurchase program imminently

Mike Fries, Chief Executive Officer, stated, "We continue leveraging the scale of our core distribution platform and the substantial investments we’re making to bring innovative products to market. As a result, our third quarter results were driven in large part by record volume growth, underpinned by strong consumer demand for our next-generation video platforms, our market-leading broadband speeds, and our increasingly converged products that provide our customers with connectivity and entertainment outside of the home. These robust subscriber gains helped us deliver a 6% increase in rebased OCF to $6.4 billion YTD and a 45% rise in Adjusted Free Cash Flow to $1.4 billion on a combined basis."

"We are pleased to report that we completed our Ziggo tender offer and we will own 100% of their outstanding shares. We expect to immediately begin the integration of Ziggo and UPC Netherlands, which we expect will drive substantial cost and revenue synergies over the coming years. In another strategic development, we recently announced a plan to establish a tracking stock for our Latin American and Caribbean operations, which we believe will benefit shareholders through the creation of a “pure-play” Latin American stock."
"Upon closing of the Ziggo offer, we will look to use our substantial liquidity position to reignite our share repurchase program. Our buybacks will resume imminently, and we expect to repurchase approximately $2.6 billion of stock over the next fourteen months, which will bring our cumulative total to more than $13 billion since the company’s formation in 2005. We are excited about our current operational momentum and our strong organic growth prospects for next year as we leverage the incremental scale provided by Ziggo, which will expand our total customer base to 27 million households taking more than 55 million subscription services."
Subscriber Statistics
At the end of Q3, we provided our 24.5 million unique customers with 49.2 million subscription services ("RGUs") across our footprint of 47.5 million homes passed. During the third quarter of 2014, we increased our subscriber base by a Q3 record of 344,000 organic RGU additions. By September 30, 2014, we crossed the 15.0 million broadband internet subscriptions mark, increased telephony subscribers to 12.6 million and finished with a video base of 21.6 million subscribers.
During Q3, we increased our customer base organically by 29,000 customer relationships. Driven by the continued traction of our bundles, which are powered by our market-leading broadband and entertainment products, over 58% of our customers subscribed to double- and triple-play products, yielding a bundling ratio of 2.0x. At the end of Q3, we had 10.4 million triple-play customers, which exceeded our single-play customer base (10.1 million) for the first time.
For the three and nine months ended September 30, 2014, we generated organic subscriber additions of 344,000 and 928,000, reflecting year-over-year increases of 10% and 6%, respectively. Both year-over-year improvements were led by stronger broadband RGU additions and reduced video attrition, partly offset by lower telephony additions.
From a geographic perspective, our Q3 RGU growth consisted of 262,000 additions in Western Europe, 57,000 in Central and Eastern Europe ("CEE") and 25,000 in Latin America5. Our record Q3 performance in Western Europe was led by 70,000 RGU additions in the U.K., an improvement of 77,000 compared to a 7,000 RGU loss in Q3 2013, in large part driven by the attractiveness of our new "Big Bundles". Our German operation delivered 121,000 RGU additions during Q3, in-line with the corresponding prior year period, despite executing select video price increases in September. In the Netherlands, a combination of increased promotional activities by our competitors, our previously announced notification of an October 1st price increase and lower demand for our telephony product resulted in an RGU loss of 4,000 for the third quarter of 2014.
Our CEE operations added 57,000 RGUs in Q3, an increase of 16% compared to Q3 2013, mainly driven by churn improvements in the Czech Republic and Poland. Rounding out our geographic footprint, our operation in Chile added 9,000 RGUs, which was below their Q3 2013 performance of 29,000, while our Puerto Rican operation reported 16,000 RGU additions, their best Q3 performance ever.

We continue to enhance our customers' video experience with our next-generation TV platforms, which include recent innovations like MyPrime and Horizon Go. These next-generation platforms, which are helping to reduce video churn, contributed to the improved Q3 video loss of 46,000 RGUs, the lowest third quarter video attrition in seven years. Our Western European region delivered a particularly strong result led by our British operation, which added 5,000 video RGUs in Q3, a turnaround from a 13,000 loss in Q3 2013. Meanwhile, our Dutch and German operations both showed lower video attrition in Q3, as compared to the same period in 2013. During Q3, we added 261,000 next-generation video subscribers, increasing our TiVo subscriber base to 2.4 million in the U.K. and our Horizon TV base to 770,000 subscribers across the Netherlands, Switzerland, Germany and Ireland. We finished Q3 2014 with a total of 13.5 million digital subscribers, representing 65% digital penetration6, of which 3.2 million or 23% were TiVo or Horizon TV subscribers.
In terms of our broadband internet and telephony performances, we added 239,000 and 151,000 organic RGUs, respectively, during the third quarter. Our broadband additions represented a record third quarter performance, with Germany and the U.K. contributing 77,000 and 49,000 RGU additions, respectively. Meanwhile, our telephony additions were nearly identical to our performance in Q3 2013, as lower results in the Netherlands and Switzerland were offset by improved performance in the U.K.
With respect to our mobile business, we finished the quarter with 4.4 million mobile subscribers7, which represents a sequential increase of 98,000 subscribers and doubles our Q3 2013 additions. This growth was led by an increase of 48,000 subscribers in Belgium, Telenet's best performance in the last five quarters, while Germany, the U.K. and Chile added 22,000, 18,000 and 11,000, respectively. In late October, we launched our full-MVNO mobile service in the Netherlands for select customers in the first phase of a controlled roll-out and we are currently planning to launch additional full-MVNOs in the months to come.

Revenue

For the three and nine months ended September 30, 2014, our revenue increased 5% to $4.5 billion and 36% to $13.6 billion, respectively, as compared to the corresponding prior year periods. Our Q3 2014 reported increase was driven by organic growth, net positive foreign currency ("FX") movements, mainly related to the appreciation of the British pound against the U.S. dollar, and, to a lesser extent, a few small in-market acquisitions. The principal driver of our reported growth for the year-to-date period was the inclusion of Virgin Media and, to a lesser extent, organic growth, net positive FX movements and small acquisitions. When adjusting to neutralize the impact of acquisitions and FX, we recorded year-over-year rebased revenue growth of 3% for each of the three and nine months ended September 30, 2014.

Western Europe, which accounted for over 85% of our consolidated revenue in Q3, delivered 3% rebased revenue growth for the quarter. Our CEE operations posted 2% rebased revenue growth, its best quarterly revenue performance in more than three years, helped by growth in Romania and Poland. Outside of Europe, our Latin American operations reported 4% rebased revenue growth, in-line with recent quarters.

Turning back to Western Europe, our performance was led by our Belgian operation, which delivered 6% rebased top-line growth in Q3, our best result this year, driven by the ongoing success of compelling bundles and a larger mobile customer base. In addition, our German operation posted 5% rebased revenue growth for Q3, largely driven by 507,000 organic RGU additions during the last twelve months and higher ARPU8, partially offset by lower interconnect revenue. Meanwhile, our Swiss operation delivered 4% rebased revenue growth in Q3, its tenth consecutive quarter of rebased growth in excess of 3.5%, primarily due to growth in broadband internet.

Rounding out our top five Western European operations, our British operation reported 2% year-over-year rebased growth in Q3 supported by a 3% increase in cable subscription revenue, a 10% increase in mobile subscription revenue and a 6% increase in business ("B2B") revenue. These results were partially offset by the $18 million negative impact of the Value Added Tax ("VAT") legislation that was enacted in May 2014 and lower revenue from other sources, including lower interconnect revenue and lower revenue from Virgin Media's off-net business. Finally, the aforementioned competitive situation in the Dutch market resulted in a modest rebased revenue decline of 1% in the Netherlands, in-line with our Q2 performance, but an improvement as compared to the 4% decline in Q3 2013.

Operating Cash Flow

Our consolidated OCF increased 6% to $2.1 billion and 36% to $6.4 billion for the three and nine months ended September 30, 2014, respectively, as compared to the corresponding prior year periods. The underlying reasons for our reported OCF growth were consistent with the aforementioned revenue drivers, including the contribution from Virgin Media in the year-to-date period. In terms of our rebased OCF growth, we delivered year-over-year growth of 5% and 6% for the three and nine months ended September 30, 2014, respectively.

Our Q3 rebased OCF performance benefited from the $32 million net impact of a favorable retroactive reduction for local authority charges for network infrastructure in the U.K. Approximately $6 million of this benefit is applicable to Q3 and is expected to recur in future quarters. This positive impact was partially offset by the $18 million negative impact in Q3 of the aforementioned VAT legislative change in the U.K. Furthermore, it is worth noting that our YTD rebased growth included the Q1 2014 impacts of several favorable nonrecurring items, as previously outlined in our Q1 and Q2 2014 earnings releases.

Our European operations generated 4% rebased OCF growth in Q3, underpinned by our Western European operations, which delivered 5% rebased growth during Q3. In addition, our European Q3 results were supported by 4% rebased growth in CEE, our best third quarter performance since 2011. Turning to Latin America, our Chilean operation delivered 17% rebased OCF growth in the quarter, primarily as a result of a reduction in the OCF deficit of our mobile business. Our overall OCF growth was partially offset by increased year-over-year central and other costs due in part to further investments in scale initiatives in the areas of information technology and finance.

Looking at our five largest markets, our Q3 performance was bolstered by Unitymedia KabelBW and Virgin Media, which delivered 7% and 6% rebased OCF growth, respectively. In Germany, our rebased OCF performance was driven by the aforementioned revenue growth, in combination with continued tight cost controls. The rebased OCF growth of Virgin Media benefited from top-line growth, a combination of cost containment and integration synergies and the net impact of the nonrecurring items mentioned above. Our Belgian and Swiss businesses each delivered a 4% increase in rebased OCF in Q3 2014, largely due to the revenue drivers noted above. These results were offset by our Dutch operation, which reported a 1% rebased OCF decline mainly due to continued challenging competitive dynamics.

For each of the three and nine months ended September 30, 2014, we reported consolidated OCF margins9 of 46.9% and 46.8%, respectively, in line with the corresponding prior year periods. If we were to adjust our margin calculations10 to include Virgin Media for the full nine month period ended

September 30, 2013, our combined OCF margin would have been 45.4%. The resulting combined year-over-year 140 basis point margin improvement for the nine-month period can be attributed to expanded margins across the majority of our operations, offset somewhat by higher central and other costs. The 40 basis point margin improvement in Q3 was primarily driven by margin expansion in the U.K. and, to a lesser extent, Germany.

Operating Income

Operating income increased 35% to $704 million and 31% to $2.0 billion for the three and nine months ended September 30, 2014, respectively. As compared to the prior year nine-month period, our operating income increased primarily due to the inclusion of Virgin Media, which accounted for a significant portion of our growth in OCF and depreciation and amortization expenses. Our improved performance in Q3 2014 was primarily the result of year-over-year organic OCF growth, lower impairment, restructuring and other operating items, and lower depreciation and amortization expenses. In addition, the increases in operating income are net of a decrease attributable to the Q3 2013 release of a $146 million litigation provision.

Net Earnings/Loss Attributable to Shareholders

For the three and nine months ended September 30, 2014, we reported net earnings attributable to shareholders (“Net Earnings”) of $157 million or $0.20 per basic and diluted11 share and net losses attributable to shareholders ("Net Losses") of $172 million or $0.21 per basic and diluted share, respectively. These compare to Net Losses of $830 million or $1.04 per basic and diluted share and $843 million or $1.33 per basic and diluted share for the three and nine months ended September 30, 2013, respectively.

The $987 million year-over-year improvement in Q3 was aided by positive movements related to our derivative instruments, that more than offset the net increase in foreign currency transaction losses. For the nine months ended September 30, 2014, the $671 million improvement was mainly driven by our increased operating income, lower income tax expense and a $333 million gain on the January 2014 Chellomedia Sale, partially offset by higher interest expense as a result of a higher average outstanding debt balance.

At October 31, 2014, we had 780 million shares outstanding, including 215 million Class A ordinary shares, 10 million Class B ordinary shares and 555 million Class C ordinary shares. This excludes the ordinary shares to be issued in November in connection with the Ziggo acquisition.

Property and Equipment Additions

For Q3 2014, we incurred property and equipment ("P&E") additions12 of $908 million or 20% of revenue, as compared to $955 million or 22% of revenue for the corresponding prior year period. From a YTD perspective, we reported P&E additions of $2.8 billion or 20% of revenue during 2014, as compared to $2.2 billion or 22% of revenue for the corresponding prior year period. Virgin Media, which accounted for $1.1 billion of our P&E additions during the nine-month period ended September 30, 2014, as compared to $420 million for the same period of 2013, was the primary reason for the increase in absolute spend for the 2014 YTD period. Adjusting our YTD 2013 result for the inclusion of Virgin Media for the full period, our combined P&E additions would have been $2.8 billion or 22% of combined revenue.

The decreases to our P&E additions in both absolute and percentage terms for the Q3 and the YTD periods on a combined basis were primarily due to our increased revenue and slightly lower P&E additions in absolute terms partly as a result of higher levels of customer premises equipment ("CPE") purchases in 2013 related to our various Horizon launches. In terms of allocation, in the YTD 2014 period, 54% of total capital spend was related to CPE and scalable infrastructure, 25% to line extensions and upgrade/rebuild activity, and 21% to support capital, including IT upgrades and general support systems.

Free Cash Flow & Adjusted Free Cash Flow

We generated FCF of $305 million for the three months ended September 30, 2014, which reflects a 72% increase as compared to $177 million in the corresponding prior year period. Similarly, our Adjusted Free Cash Flow, which primarily excludes certain costs associated with our Chilean wireless operation, increased 66% to $321 million for Q3 2014, as compared to $193 million for the third quarter of 2013. Both increases were mainly driven by organic OCF growth and lower capital expenditures, partially offset by lower cash dividends received and higher cash interest payments.

When combining the Adjusted FCF of both Liberty Global and Virgin Media for the prior YTD period, our Adjusted FCF of $1.4 billion for YTD 2014 represents a 45% increase over the combined Adjusted FCF of $962 million for the comparable 2013 period. This increase was mainly driven by organic OCF growth and favorable net working capital and FX movements, partially offset by higher cash interest payments. We remain confident that we will meet or exceed our $2.0 billion Adjusted FCF target for the full year.

Leverage & Liquidity

At September 30, 2014, we had total debt13 of $41.1 billion and cash and cash equivalents of $955 million. As compared to June 30, 2014, our reported debt and cash positions decreased by $1.4 billion and $155 million, respectively. The decrease in our total debt during the third quarter was primarily the result of the translation effect associated with the weakening of our currencies relative to the U.S. dollar, partially offset by an increase related to the £426 million ($691 million) ITV plc ("ITV") collar loan.

With respect to our leverage position at September 30, 2014 and after excluding $2.2 billion of debt backed by shares we hold in Sumitomo Corporation, ITV and Ziggo, we had consolidated gross and net leverage ratios14 of 4.6x and 4.5x, respectively. The sequential leverage reduction of 0.3x for both ratios was aided by the fact that the weakening of the average FX rates of all of our currencies against the U.S. dollar was less significant than the weakening of the spot rates of these currencies on September 30, 2014. Our fully-swapped debt borrowing cost15 decreased slightly from 6.6% at June 30, 2014 to 6.5% at September 30, 2014, helped by our debt refinancing in Puerto Rico in July. At September 30, 2014, the average tenor of our debt was seven years and less than 10% of our debt was due before 2019.
Subsequent to quarter end, we took advantage of favorable market conditions to refinance nearly $2.0 billion of debt in total at Virgin Media and Unitymedia KabelBW, which reduced our fully-swapped borrowing cost by roughly 20 basis points to 6.3% on a pro-forma basis and further improved our maturity profile.

At the end of Q3 2014, our consolidated liquidity16 position was approximately $4.6 billion, including aggregate borrowing capacity of $3.6 billion, as represented by the maximum undrawn commitments under each of our credit facilities.17
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our operating, strategic and financial momentum, our 2014 and future prospects, including with respect to organic growth in subscribers, higher rebased OCF growth and Adjusted FCF, the penetration and expansion of our advanced services, including Horizon TV, MyPrime and WiFi spots, increased broadband internet speeds and acceptance of our product bundles and mobile offerings, the amount and timing of our share repurchases, the proposed tracking stock, the timing and anticipated consequences and synergies of the Ziggo acquisition and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers, the effects of changes in laws or regulation or in consumer television viewing preferences and habits, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global's market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at September 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global's operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

_______________________________________

[1]
Please see page 17 for information on Free Cash Flow (“FCF”) and Adjusted Free Cash Flow ("Adjusted FCF") and the required reconciliations.The combined Adjusted FCF growth rate of 45% for the YTD period is calculated by comparing our reported Adjusted FCF during YTD 2014 period to the combined Adjusted FCF of our company and Virgin Media during the YTD 2013 period, as calculated on pages 17 and 18.

[2]
Please see page 23 for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[3]	Please see page 12 for information on rebased growth.
4    Please see page 15 for our OCF definition and the required reconciliation.
5    Latin America includes our broadband communications operations in both Chile and Puerto Rico.

[6]	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

[7]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. Our September 30, 2014 mobile subscriber counts for the U.K. and Chile include 986,100 and 22,200 prepaid mobile subscribers, respectively. In Q3 2013, we shortened the period for excluding inactive customers from our mobile subscriber count in Chile to 30 days, resulting in a 61,000 reduction in prepaid mobile subscribers.

[8]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Consolidated, the European Operations Division and Other Europe are not adjusted for currency impacts.

[9]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[10]	Please see page 18 for information on combined OCF and combined OCF margins.

[11]
All share and per share amounts presented herein have been retroactively adjusted to give effect to the March 3, 2014 share split in the form of a share dividend ("2014 Share Dividend"), which constitutes a bonus issue under our articles of association and English law, of one Liberty Global Class C ordinary share for each outstanding Class A, Class B and Class C ordinary share.

[12]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.
13    Total debt includes capital lease obligations.
14    Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt excludes the loans backed by the shares we hold in
Sumitomo Corp., ITV plc and Ziggo and is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

[15]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[16]	Consolidated liquidity refers to our consolidated cash and cash equivalents plus the maximum undrawn commitments under our subsidiaries' borrowing facilities without regard to covenant compliance calculations.

[17]
Our aggregate unused borrowing capacity of $3.6 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. Upon completion of the relevant September 30, 2014 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity would be $3.5 billion.

Liberty Global plc
Condensed Consolidated Balance Sheets (unaudited)

	September 30, 2014	December 31, 2013
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$954.9	$2,701.9
Trade receivables, net	1,345.3	1,588.7
Derivative instruments	458.1	252.1
Deferred income taxes	369.8	226.1
Prepaid expenses	232.9	238.2
Current assets of discontinued operation	—	238.7
Other current assets	265.4	236.9
Total current assets	3,626.4	5,482.6

Investments	4,529.7	3,491.2
Property and equipment, net	22,119.6	23,974.9
Goodwill	22,395.9	23,748.8
Intangible assets subject to amortization, net	4,815.4	5,795.4
Long-term assets of discontinued operation	—	513.6
Other assets, net	4,753.0	4,707.8

Total assets	$62,240.0	$67,714.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,018.0	$1,072.9
Deferred revenue and advance payments from subscribers and others	1,194.1	1,406.2
Current portion of debt and capital lease obligations	1,669.0	1,023.4
Derivative instruments	1,196.2	751.2
Accrued interest	581.7	598.7
Accrued programming and copyright fees	371.1	359.1
Current liabilities of discontinued operation	—	127.5
Other accrued and current liabilities	2,419.4	2,344.0
Total current liabilities	8,449.5	7,683.0

Long-term debt and capital lease obligations	39,463.8	43,680.9
Long-term liabilities of discontinued operation	—	19.8
Other long-term liabilities	4,019.5	4,789.1
Total liabilities	51,932.8	56,172.8

Commitments and contingencies

Equity:
Total Liberty Global shareholders	10,939.0	12,025.8
Noncontrolling interests	(631.8)	(484.3)
Total equity	10,307.2	11,541.5

Total liabilities and equity	$62,240.0	$67,714.3

Liberty Global plc
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	in millions, except per share amounts

Revenue	$4,497.2	$4,276.5	$13,633.1	$10,006.2

Operating costs and expenses:
Operating (other than depreciation and amortization) (including share-based compensation)	1,659.7	1,646.6	5,077.7	3,711.5
Selling, general and administrative (SG&A) (including share-based compensation)	800.0	739.5	2,355.0	1,823.9
Depreciation and amortization	1,313.5	1,381.3	4,084.0	2,921.7
Release of litigation provision	—	(146.0)	—	(146.0)
Impairment, restructuring and other operating items, net	20.3	133.9	161.5	200.6
	3,793.5	3,755.3	11,678.2	8,511.7
Operating income	703.7	521.2	1,954.9	1,494.5

Non-operating income (expense):
Interest expense	(617.3)	(630.0)	(1,912.6)	(1,643.9)
Interest and dividend income	13.2	62.0	29.2	110.7
Realized and unrealized gains (losses) on derivative instruments, net	527.9	(875.4)	(177.3)	(683.3)
Foreign currency transaction gains (losses), net	(375.8)	258.0	(433.0)	213.0
Realized and unrealized gains due to changes in fair values of certain investments, net	92.2	80.8	189.4	345.4
Losses on debt modification and extinguishment, net	(9.6)	(0.7)	(83.5)	(170.7)
Other expense, net	(13.0)	(3.5)	(17.4)	(6.7)
	(382.4)	(1,108.8)	(2,405.2)	(1,835.5)
Earnings (loss) from continuing operations before income taxes	321.3	(587.6)	(450.3)	(341.0)
Income tax expense	(145.6)	(223.2)	(28.0)	(436.8)
Earnings (loss) from continuing operations	175.7	(810.8)	(478.3)	(777.8)
Discontinued operation:
Earnings (loss) from discontinued operation, net of taxes	—	(10.8)	0.8	(13.2)
Gain on disposal of discontinued operation, net of taxes	—	—	332.7	—
	—	(10.8)	333.5	(13.2)
Net earnings (loss)	175.7	(821.6)	(144.8)	(791.0)
Net earnings attributable to noncontrolling interests	(18.6)	(8.5)	(26.8)	(51.7)
Net earnings (loss) attributable to Liberty Global shareholders	$157.1	$(830.1)	$(171.6)	$(842.7)

Basic and diluted earnings (loss) attributable to Liberty Global shareholders per share:
Continuing operations	$0.20	$(1.03)	$(0.64)	$(1.31)
Discontinued operation	—	(0.01)	0.43	(0.02)
	$0.20	$(1.04)	$(0.21)	$(1.33)

Liberty Global plc
Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine months ended
	September 30,
	2014	2013
	in millions

Cash flows from operating activities:
Net loss	$(144.8)	$(791.0)
Loss (earnings) from discontinued operation	(333.5)	13.2
Loss from continuing operations	(478.3)	(777.8)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	4,548.4	3,229.6
Net cash provided (used) by operating activities of discontinued operation	(9.6)	14.2
Net cash provided by operating activities	4,060.5	2,466.0
Cash flows from investing activities:
Capital expenditures	(2,046.3)	(1,791.0)
Investments in and loans to affiliates and others	(994.2)	(1,336.4)
Proceeds received upon disposition of discontinued operation, net of disposal costs	988.5	—
Cash paid in connection with acquisitions, net of cash acquired	(34.5)	(4,068.2)
Other investing activities, net	(5.3)	(49.2)
Net cash used by investing activities of discontinued operation	(3.8)	(8.4)
Net cash used by investing activities	(2,095.6)	(7,253.2)
Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	(6,853.6)	(7,823.5)
Borrowings of debt	4,455.2	9,254.6
Repurchase of Liberty Global and LGI shares	(961.0)	(860.7)
Payment of financing costs and debt premiums	(191.0)	(356.1)
Net cash received (paid) related to derivative instruments	(146.7)	537.0
Distributions by subsidiaries to noncontrolling interests	(12.1)	(533.2)
Decrease in restricted cash related to the Virgin Media Acquisition	—	3,594.4
Decrease in restricted cash related to the Telenet Tender	—	1,539.7
Purchase of additional Telenet shares	—	(457.7)
Other financing activities, net	30.9	4.7
Net cash used by financing activities of discontinued operation	(1.2)	(6.4)
Net cash provided (used) by financing activities	(3,679.5)	4,892.8
Effect of exchange rate changes on cash:
Continuing operations	(32.4)	62.5
Discontinued operation	—	(0.5)
Total	(32.4)	62.0
Net increase (decrease) in cash and cash equivalents:
Continuing operations	(1,732.4)	168.7
Discontinued operation	(14.6)	(1.1)
Net increase (decrease) in cash and cash equivalents	(1,747.0)	167.6
Cash and cash equivalents:
Beginning of period	2,701.9	2,038.9
End of period	$954.9	$2,206.5

Cash paid for interest - continuing operations	$1,855.6	$1,498.5

Net cash paid for taxes:
Continuing operations	$67.8	$68.4
Discontinued operation	2.2	8.7
Total	$70.0	$77.1

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three and nine months ended September 30, 2014, as compared to the corresponding prior year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide B2B services and certain of our reportable segments provide mobile services. Segment information for the prior periods has been retrospectively revised to present the disposed Chellomedia operations as a discontinued operation. Unless otherwise noted, we present only the reportable segments of our continuing operations in the tables below. For additional information, see note 15 to the condensed consolidated financial statements included in our most recently filed Form 10-Q.

At September 30, 2014, our operating segments in the European Operations Division provided broadband communications services in 12 European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The European Operations Division’s central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (iii) intersegment eliminations within the European Operations Division. In Chile, we provide (i) video, broadband internet and fixed-line telephony services through VTR GlobalCom and (ii) mobile services through VTR Wireless. Our corporate and other category includes (a) less significant consolidated operating segments that provide (1) broadband communications services in Puerto Rico and (2) programming and other services and (b) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2014, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2013 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2013 and 2014 in our rebased amounts for the three and nine months ended September 30, 2013 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2014, (ii) remove intercompany eliminations for the applicable periods in 2013 to conform to the presentation during the 2014 periods following the disposal of the Chellomedia operations, which resulted in previously eliminated intercompany costs becoming third-party costs, and (iii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2013 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2014. We have included three small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended September 30, 2013. We have included Virgin Media and four small entities in whole or in part in the determination of our rebased revenue and OCF for the nine months ended September 30, 2013. We have reflected the revenue and OCF of the acquired entities in our 2013 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between Generally Accepted Accounting Principles in the United States (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

	Three months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
Revenue	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$1,747.0	$1,587.4	$159.6	10.1	2.3
Germany (Unitymedia KabelBW)	671.7	641.3	30.4	4.7	4.8
Belgium (Telenet)	575.7	545.6	30.1	5.5	5.5
The Netherlands	301.6	305.4	(3.8)	(1.2)	(1.2)
Switzerland	353.2	332.1	21.1	6.4	4.3
Other Western Europe	223.8	223.5	0.3	0.1	(0.1)
Total Western Europe	3,873.0	3,635.3	237.7	6.5	2.9
Central and Eastern Europe	279.8	279.1	0.7	0.3	1.7
Central and other	34.7	33.4	1.3	3.9	*
Total European Operations Division	4,187.5	3,947.8	239.7	6.1	2.9
Chile (VTR)	223.7	244.8	(21.1)	(8.6)	4.2
Corporate and other	95.3	93.4	1.9	2.0	*
Intersegment eliminations	(9.3)	(9.5)	0.2	N.M.	*
Total	$4,497.2	$4,276.5	$220.7	5.2	2.9

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					3.3

	Nine months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
Revenue	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$5,249.5	$1,988.7	$3,260.8	164.0	2.1
Germany (Unitymedia KabelBW)	2,056.4	1,884.1	172.3	9.1	6.1
Belgium (Telenet)	1,732.3	1,616.2	116.1	7.2	4.2
The Netherlands	936.0	923.4	12.6	1.4	(1.5)
Switzerland	1,071.3	982.0	89.3	9.1	4.7
Other Western Europe	687.9	665.7	22.2	3.3	0.1
Total Western Europe	11,733.4	8,060.1	3,673.3	45.6	2.9
Central and Eastern Europe	859.7	848.4	11.3	1.3	0.4
Central and other	101.2	96.7	4.5	4.7	*
Total European Operations Division	12,694.3	9,005.2	3,689.1	41.0	2.7
Chile (VTR)	678.8	747.9	(69.1)	(9.2)	4.4
Corporate and other	282.6	280.9	1.7	0.6	*
Intersegment eliminations	(22.6)	(27.8)	5.2	N.M.	*
Total	$13,633.1	$10,006.2	$3,626.9	36.2	2.8

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					3.2

* - Omitted; N.M. - Not Meaningful

	Three months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
Operating Cash Flow	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$755.9	$663.0	$92.9	14.0	6.2
Germany (Unitymedia KabelBW)	417.5	391.2	26.3	6.7	6.9
Belgium (Telenet)	287.9	275.4	12.5	4.5	4.4
The Netherlands	175.1	176.3	(1.2)	(0.7)	(0.7)
Switzerland	213.3	200.8	12.5	6.2	4.1
Other Western Europe	115.4	113.8	1.6	1.4	0.9
Total Western Europe	1,965.1	1,820.5	144.6	7.9	4.9
Central and Eastern Europe	135.0	131.9	3.1	2.4	3.9
Central and other	(63.0)	(44.5)	(18.5)	(41.6)	*
Total European Operations Division	2,037.1	1,907.9	129.2	6.8	4.0
Chile (VTR)	86.6	84.5	2.1	2.5	17.2
Corporate and other	(13.1)	(15.2)	2.1	13.8	*
Intersegment eliminations	—	11.4	(11.4)	N.M.	*
Total	$2,110.6	$1,988.6	$122.0	6.1	4.6

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					3.7

	Nine months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
Operating Cash Flow	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$2,264.8	$838.3	$1,426.5	170.2	6.1
Germany (Unitymedia KabelBW)	1,277.5	1,120.6	156.9	14.0	10.8
Belgium (Telenet)	877.9	792.1	85.8	10.8	7.6
The Netherlands	543.5	532.2	11.3	2.1	(0.7)
Switzerland	639.3	572.2	67.1	11.7	7.2
Other Western Europe	343.4	324.2	19.2	5.9	2.7
Total Western Europe	5,946.4	4,179.6	1,766.8	42.3	6.5
Central and Eastern Europe	418.9	407.6	11.3	2.8	1.9
Central and other	(184.3)	(144.5)	(39.8)	(27.5)	*
Total European Operations Division	6,181.0	4,442.7	1,738.3	39.1	5.8
Chile (VTR)	255.1	256.5	(1.4)	(0.5)	14.5
Corporate and other	(57.1)	(44.6)	(12.5)	(28.0)	*
Intersegment eliminations	4.0	34.1	(30.1)	N.M.	*
Total	$6,383.0	$4,688.7	$1,694.3	36.1	6.0

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					5.9

* - Omitted; N.M. - Not Meaningful

Operating Cash Flow Definition and Reconciliation

OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and SG&A expenses (excluding share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	in millions
Total segment operating cash flow	$2,110.6	$1,988.6	$6,383.0	$4,688.7
Share-based compensation expense	(73.1)	(98.2)	(182.6)	(217.9)
Depreciation and amortization	(1,313.5)	(1,381.3)	(4,084.0)	(2,921.7)
Release of litigation provision	—	146.0	—	146.0
Impairment, restructuring and other operating items, net	(20.3)	(133.9)	(161.5)	(200.6)
Operating income	$703.7	$521.2	$1,954.9	$1,494.5

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at September 30, 2014:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and unrestricted subsidiaries	$2,287.3	$40.0	$2,327.3	$477.7
Virgin Media[3]	13,369.3	298.9	13,668.2	48.9
UPC Holding	10,245.1	29.0	10,274.1	40.1
Unitymedia KabelBW	7,231.0	852.3	8,083.3	16.9
Telenet	4,279.2	427.0	4,706.2	300.2
VTR Finance[4]	1,400.0	0.6	1,400.6	59.6
Liberty Puerto Rico	671.9	1.2	673.1	11.5
Total Liberty Global	$39,483.8	$1,649.0	$41,132.8	$954.9

Property and Equipment Additions and Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	in millions, except % amounts
Customer premises equipment	$290.4	$402.7	$989.2	$854.9
Scalable infrastructure	180.5	157.8	524.0	394.0
Line extensions	100.4	86.6	297.1	258.6
Upgrade/rebuild	129.4	126.4	402.3	296.2
Support capital & other	207.6	181.8	576.7	417.9
Property and equipment additions	908.3	955.3	2,789.3	2,221.6
Assets acquired under capital-related vendor financing arrangements	(276.1)	(144.4)	(677.9)	(366.0)
Assets acquired under capital leases	(16.8)	(63.4)	(106.6)	(108.3)
Changes in current liabilities related to capital expenditures	28.9	56.5	41.5	43.7
Capital expenditures[5]	$644.3	$804.0	$2,046.3	$1,791.0

Property and equipment additions as % of revenue	20.2%	22.3%	20.5%	22.2%
_________________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media Inc. ("Virgin Media"), but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $1 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and unrestricted subsidiaries. In addition, the $57 million carrying value of the 6.5% convertible notes of Virgin Media is excluded from the debt of the Virgin Media borrowing group and included in the debt of Liberty Global and unrestricted subsidiaries.

[4]	VTR Finance B.V. and its subsidiaries, including VTR GlobalCom SpA and VTR Wireless SpA, are collectively referred to as “VTR”.

[5]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards and (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on capital-related vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless mobile initiative and certain financing and other costs associated with the Virgin Media acquisition. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	in millions
Net cash provided by operating activities of our continuing operations	$1,153.4	$1,103.2	$4,070.1	$2,451.8
Excess tax benefits from share-based compensation[6]	—	1.2	—	1.7
Cash payments for direct acquisition and disposition costs[7]	4.9	14.8	25.3	53.2
Capital expenditures	(644.3)	(804.0)	(2,046.3)	(1,791.0)
Principal payments on capital-related vendor financing obligations	(165.6)	(98.3)	(563.5)	(265.7)
Principal payments on certain capital leases	(43.6)	(39.5)	(140.8)	(47.7)
FCF	$304.8	$177.4	$1,344.8	$402.3

FCF	$304.8	$177.4	$1,344.8	$402.3
FCF deficit of VTR Wireless	16.3	15.8	51.0	94.2
Virgin Media acquisition adjustments[8]	—	—	—	32.3
Adjusted FCF	$321.1	$193.2	$1,395.8	$528.8

______________________________________

[6]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated cash flow statements.

7    Represents costs paid during the period to third parties directly related to acquisitions and dispositions.

[8]
Represents costs associated with the Virgin Media Acquisition consisting of (i) cash paid of $19.8 million during the period related to the pre-acquisition costs of the new Virgin Media capital structure and (ii) cash paid of $12.5 million during the period for withholding taxes associated with certain intercompany transactions completed in connection with the Virgin Media Acquisition.

Combined Free Cash Flow, Adjusted Free Cash Flow, Revenue, Property & Equipment Additions and OCF for Historical YTD 2013

The combined amounts presented below have been included in this release to provide a means for comparison. The Liberty Global amounts presented below are on a reported basis. The Virgin Media pre-acquisition amounts presented below are on a reported basis for the period from January 1, 2013 to June 7, 2013, as adjusted to conform to the FCF and Adjusted FCF definitions of Liberty Global as set forth earlier. The Virgin Media pre-acquisition amounts have been converted into U.S. dollars at the average GBP/USD foreign exchange rate for the pre-acquisition period in 2013 as applicable. The combined Liberty Global/Virgin Media results have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the combined Liberty Global/Virgin Media results are not necessarily indicative of the FCF and Adjusted FCF that would have occurred if the Liberty Global/Virgin Media transaction had occurred on the dates assumed for purposes of calculating the combined results, or the FCF and Adjusted FCF that will occur in the future. The below FCF and Adjusted FCF table should be read in conjunction with the information included in the footnotes to the tables on page 17.

	Nine months ended
	September 30, 2013
	Liberty Global	Virgin Media Pre-acquisition	Combined
	in millions
Net cash provided by operating activities of our continuing operations	$2,451.8	$906.1	$3,357.9
Excess tax benefits from share-based compensation	1.7	—	1.7
Cash payments for direct acquisition and disposition costs	53.2	80.0	133.2
Capital expenditures	(1,791.0)	(483.1)	(2,274.1)
Principal payments on capital-related vendor financing obligations	(265.7)	—	(265.7)
Principal payments on certain capital leases	(47.7)	(69.4)	(117.1)
FCF	$402.3	$433.6	$835.9

FCF	$402.3	$433.6	$835.9
FCF deficit of VTR Wireless	94.2	—	94.2
Virgin Media acquisition adjustments	32.3	—	32.3
Adjusted FCF	$528.8	$433.6	$962.4

	Nine months ended
	September 30, 2013
	Liberty Global	Virgin Media Pre-acquisition	Combined
	in millions

Revenue	$10,006.2	$2,790.1	$12,796.3

OCF	$4,688.7	$1,126.1	$5,814.8
Share-based compensation	(217.9)	(33.8)	(251.7)
Depreciation and amortization	(2,921.7)	(667.1)	(3,588.8)
Release of litigation provision	146.0	—	146.0
Impairment, restructuring and other	(200.6)	(78.5)	(279.1)
Operating Income	$1,494.5	$346.7	$1,841.2

Property & Equipment Additions	$2,221.6	$598.7	$2,820.3

OCF Margin	46.9%	40.4%	45.4%
Property & Equipment Additions as a percentage of Revenue	22.2%	21.5%	22.0%

ARPU per Customer Relationship
The following table provides ARPU per customer relationship9 for the indicated periods:

	Three months ended September 30,				%	FX-Neutral
	2014		2013		Change	% Change[10]
Liberty Global Consolidated		$48.58		$46.25	5.0%	3.3%
European Operations Consolidated		€36.08		€33.96	6.2%	3.4%
U.K. (Virgin Media)		£48.98		£48.00	2.0%	2.0%
Germany (Unitymedia KabelBW)		€21.52		€20.44	5.3%	5.3%
Belgium (Telenet)		€51.12		€48.36	5.7%	5.7%
Other Europe		€29.98		€29.13	2.9%	2.8%
VTR	CLP	32,006	CLP	31,382	2.0%	2.0%

Mobile Statistics11
The following tables provide ARPU per mobile subscriber12 and mobile subscribers13 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended September 30,		%	FX-Neutral
	2014	2013	Change	% Change[10]
Liberty Global Consolidated:
Including interconnect revenue	$26.49	$24.71	7.2%	2.2%
Excluding interconnect revenue	$21.81	$20.09	8.6%	3.3%

	Mobile Subscribers
	September 30, 2014	June 30, 2014	Change
European Operations:
U.K. (Virgin Media)	3,059,600	3,041,300	18,300
Germany (Unitymedia KabelBW)[14]	296,100	276,400	19,700
Belgium (Telenet)	868,500	820,800	47,700
The Netherlands	2,000	2,500	(500)
Switzerland	3,300	500	2,800
Total Western Europe	4,229,500	4,141,500	88,000
Poland	11,900	13,300	(1,400)
Hungary	9,600	9,300	300
Total CEE	21,500	22,600	(1,100)
Total European Operations	4,251,000	4,164,100	86,900
Chile (VTR Wireless)	100,700	89,700	11,000
Grand Total	4,351,700	4,253,800	97,900
_________________________________

[9]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Consolidated, the European Operations Division and Other Europe are not adjusted for currency impacts.

[10]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[11]	Please see page 8 for the definition of mobile subscriber.

[12]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[13]
With the exception of the U.K. and Chile, all of our mobile subscribers receive mobile services pursuant to postpaid contracts. As of September 30, 2014 and June 30, 2014, the mobile subscriber count in the U.K. included 986,100 and 1,021,000 prepaid mobile subscribers, respectively, and the mobile subscriber count in Chile included 22,200 and 24,500 prepaid mobile subscribers, respectively.

[14]	The change in our mobile subscribers includes a non-organic reduction of 2,000 to remove services provided to employees in Germany.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at September 30, 2014, June 30, 2014 and September 30, 2013:

	September 30, 2014	June 30, 2014	September 30, 2013	Q3’14 / Q2’14 (% Change)	Q3’14 / Q3’13 (% Change)
Total RGUs
Total Video RGUs	21,610,800	21,658,200	21,828,400	(0.2%)	(1.0%)
Total Broadband Internet RGUs	15,064,000	14,822,300	14,094,600	1.6%	6.9%
Total Telephony RGUs	12,574,300	12,424,900	11,924,500	1.2%	5.4%
Liberty Global Consolidated	49,249,100	48,905,400	47,847,500	0.7%	2.9%

Total Customers
European Operations Division	22,990,300	22,970,500	23,009,000	0.1%	(0.1%)
VTR	1,229,900	1,224,700	1,193,800	0.4%	3.0%
Puerto Rico	278,800	275,700	271,000	1.1%	2.9%
Liberty Global Consolidated	24,499,000	24,470,900	24,473,800	0.1%	0.1%

Total Single-Play Customers	10,140,700	10,291,200	10,825,000	(1.5%)	(6.3%)
Total Double-Play Customers	3,966,600	3,925,000	3,924,000	1.1%	1.1%
Total Triple-Play Customers	10,391,700	10,254,700	9,724,800	1.3%	6.9%

% Double-Play Customers
European Operations Division	15.9%	15.7%	15.7%	1.3%	1.3%
VTR	21.7%	21.1%	20.8%	2.8%	4.3%
Liberty Global Consolidated	16.2%	16.0%	16.0%	1.3%	1.3%

% Triple-Play Customers
European Operations Division	42.2%	41.6%	39.4%	1.4%	7.1%
VTR	46.8%	47.1%	46.7%	(0.6%)	0.2%
Liberty Global Consolidated	42.4%	41.9%	39.7%	1.2%	6.8%

RGUs per Customer Relationship
European Operations Division	2.00	1.99	1.95	0.5%	2.6%
VTR	2.15	2.15	2.14	—	0.5%
Liberty Global Consolidated	2.01	2.00	1.96	0.5%	2.6%

	Consolidated Operating Data — September 30, 2014
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	12,584,100	12,522,700	4,947,500	12,364,100	—	3,738,800	—	—	3,738,800	4,464,100	4,161,200
Germany	12,687,000	12,357,500	7,103,300	12,065,600	4,300,700	2,263,800	—	—	6,564,500	2,818,100	2,683,000
Belgium	2,910,700	2,910,700	2,073,800	4,720,200	508,300	1,565,500	—	—	2,073,800	1,512,800	1,133,600
The Netherlands(11)	2,847,100	2,833,400	1,592,500	3,693,300	464,300	1,125,800	—	—	1,590,100	1,107,400	995,800
Switzerland(11)	2,157,600	2,157,000	1,456,700	2,593,200	721,800	688,700	—	—	1,410,500	717,200	465,500
Austria	1,343,800	1,343,800	650,600	1,341,400	159,100	361,600	—	—	520,700	455,100	365,600
Ireland	855,300	753,100	522,100	1,105,200	42,100	335,800	—	31,900	409,800	359,100	336,300
Total Western Europe	35,385,600	34,878,200	18,346,500	37,883,000	6,196,300	10,080,000	—	31,900	16,308,200	11,433,800	10,141,000
Poland	2,741,900	2,658,100	1,420,600	2,708,700	291,400	902,800	—	—	1,194,200	970,100	544,400
Hungary	1,547,800	1,532,000	1,066,400	1,935,800	229,900	408,000	272,500	—	910,400	545,000	480,400
Romania	2,326,900	2,191,800	1,165,000	1,889,700	314,500	537,400	305,800	—	1,157,700	420,500	311,500
Czech Republic	1,368,700	1,267,000	712,500	1,179,200	88,100	370,400	106,500	—	565,000	442,500	171,700
Slovakia	503,900	481,200	279,300	428,300	44,200	139,100	64,500	600	248,400	114,200	65,700
Total CEE	8,489,200	8,130,100	4,643,800	8,141,700	968,100	2,357,700	749,300	600	4,075,700	2,492,300	1,573,700
Total Europe	43,874,800	43,008,300	22,990,300	46,024,700	7,164,400	12,437,700	749,300	32,500	20,383,900	13,926,100	11,714,700

Chile	2,968,900	2,449,200	1,229,900	2,647,000	116,200	892,800	—	—	1,009,000	932,600	705,400
Puerto Rico	705,600	705,600	278,800	577,400	—	217,900	—	—	217,900	205,300	154,200

Grand Total	47,549,300	46,163,100	24,499,000	49,249,100	7,280,600	13,548,400	749,300	32,500	21,610,800	15,064,000	12,574,300

	Subscriber Variance Table - September 30, 2014 vs. June 30, 2014
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	44,400	(17,000)	34,600	69,800	—	5,100	—	—	5,100	48,600	16,100
Germany	28,300	35,900	4,500	116,400	(26,700)	6,300	—	—	(20,400)	75,200	61,600
Belgium	5,700	5,700	(2,800)	43,400	(40,000)	37,200	—	—	(2,800)	19,900	26,300
The Netherlands(11)	3,400	2,700	(13,200)	(4,200)	(19,300)	5,900	—	—	(13,400)	9,000	200
Switzerland(11)	1,800	3,000	2,100	11,400	(10,400)	5,600	—	—	(4,800)	16,700	(500)
Austria	3,600	3,600	2,100	11,400	(9,000)	6,600	—	—	(2,400)	8,100	5,700
Ireland	(900)	1,400	(1,800)	13,600	(2,400)	(900)	—	(1,700)	(5,000)	6,800	11,800
Total Western Europe	86,300	35,300	25,500	261,800	(107,800)	65,800	—	(1,700)	(43,700)	184,300	121,200
Poland	7,600	15,100	(16,000)	2,400	(35,000)	16,000	—	—	(19,000)	12,000	9,400
Hungary	2,500	2,200	6,700	24,600	(10,400)	12,300	3,300	—	5,200	9,700	9,700
Romania	25,100	55,800	6,900	27,400	(14,800)	22,600	(800)	—	7,000	13,800	6,600
Czech Republic	4,200	4,200	(1,000)	2,500	2,500	(1,900)	2,100	—	2,700	2,100	(2,300)
Slovakia	500	500	(2,300)	300	(4,500)	2,100	(800)	—	(3,200)	2,300	1,200
Total CEE	39,900	77,800	(5,700)	57,200	(62,200)	51,100	3,800	—	(7,300)	39,900	24,600
Total Europe	126,200	113,100	19,800	319,000	(170,000)	116,900	3,800	(1,700)	(51,000)	224,200	145,800

Chile	20,700	21,500	5,200	9,200	(6,000)	7,100	—	—	1,100	11,600	(3,500)
Puerto Rico	800	800	3,100	15,500	—	2,500	—	—	2,500	5,900	7,100

Grand Total	147,700	135,400	28,100	343,700	(176,000)	126,500	3,800	(1,700)	(47,400)	241,700	149,400

Organic Change Summary:
Europe (excl. U.K., DE and BE)	47,800	88,500	(17,700)	85,300	(103,300)	68,300	3,800	(1,700)	(32,900)	76,400	41,800
U.K.	23,300	23,300	34,600	69,800	—	5,100	—	—	5,100	48,600	16,100
Germany	28,300	35,900	6,100	121,000	(26,600)	7,800	—	—	(18,800)	76,700	63,100
Belgium	5,700	5,700	(2,800)	43,400	(40,000)	37,200	—	—	(2,800)	19,900	26,300
Total Europe	105,100	153,400	20,200	319,500	(169,900)	118,400	3,800	(1,700)	(49,400)	221,600	147,300
Chile	20,700	21,500	5,200	9,200	(6,000)	7,100	—	—	1,100	11,600	(3,500)
Puerto Rico	800	800	3,100	15,500	—	2,500	—	—	2,500	5,900	7,100
Total Organic Change	126,600	175,700	28,500	344,200	(175,900)	128,000	3,800	(1,700)	(45,800)	239,100	150,900

Q3 2014 Adjustments:
Germany adjustments	—	—	(1,600)	(4,600)	(100)	(1,500)	—	—	(1,600)	(1,500)	(1,500)
U.K. adjustments	21,100	(40,300)	—	—	—	—	—	—	—	—	—
Switzerland adjustments	—	—	1,200	4,100	—	—	—	—	—	4,100	—
Net Adjustments	21,100	(40,300)	(400)	(500)	(100)	(1,500)	—	—	(1,600)	2,600	(1,500)

Net Adds (Reductions)	147,700	135,400	28,100	343,700	(176,000)	126,500	3,800	(1,700)	(47,400)	241,700	149,400

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2014 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers in the U.K., Belgium, Germany, Chile, Poland, Hungary, Switzerland and the Netherlands.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint and the use of purchased digital set-top boxes in Belgium. In Europe, we have approximately 111,200 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 97,700 asymmetric digital subscriber line (“ADSL”) subscribers within our U.K. segment and 67,400 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 61,300 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 65,200 and 49,600 subscribers within our segments in the U.K. and Austria, respectively, that are not serviced over our networks.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2014, Switzerland's partner networks account for 152,400 Customer Relationships, 294,500 RGUs, 115,000 Digital Cable Subscribers, 106,400 Internet Subscribers, and 73,100 Telephony Subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.